EXHIBIT 99.1

News Release

Darling Ingredients Sells its Terra Renewal Services Platform
to American Residuals Group, LLC

IRVING, Texas, May 21, 2018 -- Darling Ingredients Inc. (NYSE: DAR) (the “Company”) today announced the sale of its Terra Renewal Services (TRS) industrial residuals business to American Residuals Group, LLC. Terra Renewal Services is a provider of environmental services focused on the collection, hauling, and disposal of non-hazardous, liquid and semi-solid waste streams from the food processing industry. The transaction price is approximately $80 million in cash.
Darling Ingredients Chairman and Chief Executive Officer, Randall C. Stuewe said, “From time to time we evaluate the strategic fit of all our businesses. While TRS was a consistent performing business for us, we made a decision to sell the business allowing for greater focus and attention to our world of growth strategy.”

ABOUT DARLING
Darling Ingredients Inc. is a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, nutraceutical, food, pet food, feed, industrial, fuel, bioenergy and fertilizer industries.  With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into useable and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts recycled oils (used cooking oil and animal fats) into valuable feed and fuel ingredients, and collects and processes residual bakery products into feed ingredients.  In addition, the Company provides environmental services, such as grease trap collection and disposal services to food service establishments and disposal services for waste solids from the wastewater treatment systems of industrial food processing plants. The Company sells its products domestically and internationally and operates within three industry segments: Feed Ingredients, Food Ingredients and Fuel Ingredients. For additional information, visit the Company's website at http://www.darlingii.com.

For More Information, contact:
Melissa A. Gaither, V.P. Investor Relations and Global Communications	Email: mgaither@darlingii.com
251 O'Connor Ridge Blvd., Suite 300 Irving, Texas 75038	Phone: 972-717-0300